Exhibit 99.1

LookSmart Reports Second Quarter 2010 Results

-Gross Margins Improve to 42%-

-Achieves Positive Net Income-

-Net Cash from Operating Activities Was $1.3 Million-

SAN FRANCISCO, August 3, 2010—LookSmart, Ltd. (NASDAQ: LOOK), an online search advertising network solutions company, today announced financial results for the second quarter ended June 30, 2010.

Revenues for the second quarter of 2010 were $13.0 million, compared to $13.2 million in the second quarter of 2009 and $13.3 million in the first quarter of 2010. Net income for the second quarter of 2010 was $0.7 million, or $0.04 per diluted share. This compares to a net loss for the second quarter of 2009 of $1.3 million, or ($0.8) per diluted share. Net loss for the first quarter of 2010 was $0.5 million, or ($0.03) per diluted share.

Income from continuing operations for the second quarter of 2010 was $0.6 million. This compares to a loss from continuing operations in the second quarter of 2009 of $1.4 million, which includes a $0.2 million impairment charge and $0.2 million of expense related to the evaluation of strategic growth alternatives. Loss from continuing operations for the first quarter of 2010 was $0.6 million, which includes $0.2 million of severance expense.

Commenting on the results, Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer said, “We are pleased with our second quarter results that mark our return to profitability. We focused on lowering traffic acquisition costs while continuing to increase traffic quality. These key strategic initiatives enabled us to generate positive net income and increase overall customer satisfaction. We still have a lot of work ahead of us and remain intensely focused on further enhancing our offerings. We believe that the integration of new optimization techniques with our strong existing AdCenter platform should result in long-term growth and sustainable profitability for the benefit of our advertisers and our publishers.”

Revenues from the Company’s Advertiser Network were $12.1 million in the second quarter of 2010, an increase of 1% from $12.0 million in the second quarter of 2009 and a decrease of 3% from $12.4 million in the first quarter of 2010. Revenues from the Company’s Publisher Solutions were $0.9 million in the second quarter of 2010, a decrease of 24% from $1.2 million in the second quarter of 2009 and an increase of 7% from the first quarter of 2010.

Gross margins from continuing operations increased to 42% in the second quarter of 2010 from 40% in the second quarter of 2009 and from 32% in the first quarter of 2010. The strong sequential improvement in gross margins reflects the diligent execution to monitor and adjust the Company’s traffic acquisition costs (TAC).

Total operating expenses in the second quarter of 2010 were $4.9 million, which includes $0.2 million of non-cash, share-based compensation charges. Operating expenses for the second quarter of 2009 were $6.7 million, which includes $0.5 million of non-cash, share-based compensation charges, a $0.2 million impairment charge and $0.2 million of expenses related to the evaluation of strategic growth alternatives. Operating expenses for the first quarter of 2010 were $4.8 million, which includes $0.2 million of non-cash, share-based compensation charges and $0.2 million of severance expense. The Company’s improved operating expenses on a year-over-year basis include the benefit of the relocation of headquarters in November 2009.

Non-GAAP net income (net income before discontinued operations and excluding stock based compensation and impairment charges) for the second quarter of 2010 was $0.7 million compared to a non-GAAP net loss of $0.7 million in the second quarter of 2009. Non-GAAP net loss for the first quarter of 2010 was $0.4 million.

An explanation of LookSmart’s use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures and reconciliation between GAAP and non-GAAP measures where appropriate, is included later in this release.

Capital expenditures, including capitalization of internally developed software, in the second quarter of 2010 were $0.3 million, compared to $0.4 million in the second quarter of 2009, and $1.1 million in the first quarter of 2010. Depreciation and amortization from continuing operations in the second quarter of 2010 was $0.8 million, compared to $0.8 million in the second quarter of 2009 and $0.7 million in the first quarter 2010.

The Company ended the quarter with $25.5 million in cash, cash equivalents, and investments, a decrease of $2.3 million from $27.7 million at December 31, 2009 and an increase of $0.8 million from $24.7 million at March 31, 2010. This increase is primarily related to our positive operating results for the quarter. Net cash provided by operating activities for the three months ended June 30, 2010 was approximately $1.3 million.

Q2 2010 Key Metrics Performance

•	Total paid clicks for the second quarter of 2010 were 190 million, compared to 207 million for the second quarter of 2009 and 244 million for the first quarter of 2010.

•	Average Advertising Network revenue per click (RPC) for the second quarter of 2010 was $0.064, an increase from $0.058 in the second quarter of 2009 and $0.051 in the first quarter of 2010.

•	Traffic acquisition costs (TAC) for LookSmart’s Ad Network decreased to 58.1 % from 62.1% in the second quarter of 2009 and 67.5% in the first quarter of 2010.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET to discuss its second quarter 2010 financial results. Participating on the call will be Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer and Steve Markowski, Chief Financial Officer. To listen to the call from the US, dial 1-877-407-4018; from outside the US, dial 1-201-689-8471. A telephonic replay of the call will be available until Tuesday, August 17, 2010, 11:59 pm ET. To access the replay from the US, dial 1-877-660-6853 and enter account number 3055, passcode 354294; from outside the US, dial 1-201-612-7415 and enter account number 3055, passcode 354294. The call will also be available live by webcast on LookSmart’s Investor Relations website at http://investor.shareholder.com/looksmart/.

About LookSmart, Ltd.

LookSmart is an online search advertising network solutions company that provides performance solutions for online search advertisers and online publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and contextual search advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

GAAP to Non-GAAP Reconciliation

We provide a reconciliation of GAAP net income (loss) to non-GAAP net income (loss) below:

	Three Months Ended
(000’s)	June 30, 2010 (unaudited)	March 30, 2010 (unaudited)	June 30, 2009 (unaudited)
GAAP net income (loss)	$652	$(517)	$(1,286)
Add: Stock based compensation from continuing operations	163	169	515
Add: Income from discontinued operations	(85)	(93)	(130)
Add: Impairment charges	—	—	180

Non-GAAP net income (loss)	$730	$(441)	$(721)

Use of Non-GAAP Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. LookSmart provides “non-GAAP net income (loss),” which is a non-GAAP financial measure. Non-GAAP net income (loss) consists of net income (loss) before (a) income (loss) from discontinued operations; (b) impairment charges; and (c) share-based compensation expense.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that the Company believes, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides useful information regarding factors and trends affecting the Company’s business and results of operations.

For the non-GAAP financial measure non-GAAP net income (loss), the adjustment provides management with information about LookSmart’s operating performance that enables comparison of its operating financial results in different reporting periods. Additionally, our management uses non-GAAP net income (loss) as a supplemental measure in the evaluation of our business, and believes that non-GAAP net income (loss) provides visibility into our ability to meet our future capital expenditures and working capital requirements.

This non-GAAP financial measure is used in addition to, and in conjunction with, results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, in particular stock based compensation expense, and exclusion of these items from the Company’s non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that our continued efforts to control expenses may not be successful, that our efforts to increase revenue and improve gross margin may not succeed, that we may not be able to sustain profitability, that we may not succeed in lowering traffic acquisition costs; that our efforts to increase traffic quality may not be successful; that we may be unable to gain or maintain customer acceptance of our publisher solutions or ad backfill products, that existing and potential customers for our products may opt to work with, or favor the products of, others due to more favorable products or pricing terms, that we may be limited in our ability or unable to retain and grow our ad and customer base, and that we may be limited in our ability to, or be unable to, enhance our products or our network of distribution partners. Additional risks that could cause actual results to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

Steve Markowski, Chief Financial Officer

415-348-7206

smarkowski@looksmart.net

ICR, Inc.

John Mills, Senior Managing Director

310-954-1100

john.mills@icrinc.com

LOOKSMART, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$24,457	$22,933
Short-term investments	1,000	4,780

Total cash, cash equivalents and short-term investments	25,457	27,713
Trade accounts receivable, net	4,929	3,990
Prepaid expenses and other current assets	756	847

Total current assets	31,142	32,550
Property and equipment, net	3,873	3,717
Capitalized software and other assets, net	1,990	2,080

Total assets	$37,005	$38,347

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$2,821	$2,918
Accrued liabilities	4,088	5,477
Deferred revenue and customer deposits	1,022	1,113
Current portion of long-term obligations	1,267	1,272

Total current liabilities	9,198	10,780
Capital lease and other obligations, net of current portion	1,398	1,646

Total liabilities	10,596	12,426

Commitment and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; Authorized: 5,000 shares at June 30, 2010 and December 31, 2009; Issued and Outstanding: none at June 30, 2010 and December 31, 2009	—	—
Common stock, $0.001 par value; Authorized: 200,000 shares at June 30, 2010 and December 31, 2009; Issued and Outstanding: 17,157 shares and 17,145 shares at June 30, 2010 and December 31, 2009, respectively	17	17
Additional paid-in capital	261,337	260,981
Accumulated other comprehensive gain	—	3
Accumulated deficit	(234,945)	(235,080)

Total stockholders’ equity	26,409	25,921

Total liabilities and stockholders' equity	$37,005	$38,347

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2010	2009	2010	2009
Revenue	$13,017	$13,223	$26,303	$26,477
Cost of revenue	7,525	7,990	16,561	16,092

Gross profit	5,492	5,233	9,742	10,385

Operating expenses:
Sales and marketing	1,275	1,474	2,429	2,839
Product development and technical operations	2,473	2,485	4,917	5,098
General and administrative	1,197	2,303	2,436	5,672
Restructuring charge	—	229		229
Impairment charge	—	180		180

Total operating expenses	4,945	6,671	9,782	14,018

Income (loss) from operations	547	(1,438)	(40)	(3,633)
Non-operating income (expense), net	19	22	2	76

Income (loss) from continuing operations before income taxes	566	(1,416)	(38)	(3,557)
Income tax expense (benefit)	(1)	—	5	8

Income (loss) from continuing operations	567	(1,416)	(43)	(3,565)
Income from discontinued operations, net of tax	85	130	178	239

Net income (loss)	$652	$(1,286)	$135	$(3,326)

Net income (loss) per share - Basic
Income (loss) from continuing operations	$0.04	$(0.09)	$—	$(0.20)
Income from discontinued operations, net of tax	—	0.01	0.01	0.01

Net income (loss) per share	$0.04	$(0.08)	$0.01	$(0.19)

Net income (loss) per share - Diluted
Income (loss) from continuing operations	$0.04	$(0.09)	$—	$(0.20)
Income from discontinued operations, net of tax	—	0.01	0.01	0.01

Net income (loss) per share	$0.04	$(0.08)	$0.01	$(0.19)

Weighted average shares outstanding used in computing basic net loss per share	17,157	17,102	17,151	17,089

Weighted average shares outstanding used in computing diluted net loss per share	17,192	17,102	17,168	17,089